Exhibit 10.20.1

First Amendment to Amended and Restated
Employment Agreement, between the Company and Richard Miller

FIRST AMENDMENT TO AMENDED AND

RESTATED EMPLOYMENT AGREEMENT

                THIS FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of the 21st day of June 2001 (the “First Amendment”), between OPUS360 CORPORATION, a Delaware corporation (the “Company”) and RICHARD S. MILLER (the “Employee”) amends that certain Amended and Restated Employment Agreement dated as of February 2, 2000 between the Company and the Employee (the “Original Agreement and, as amended by this First Amendment, the “Agreement”).

WHEREAS, the Company and the Employee entered into the Original Agreement in order to establish the terms and conditions of Employee’s employment with the Company; and

WHEREAS, the Company and the Employee desire to make certain amendments to the Original Agreement.

NOW THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Employee hereby agree as follows:

Section 1.               Definitions.

                All capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Original Agreement.

Section 2.               Termination of Employment.  Employee’s employment with the Company shall terminate by mutual agreement of the Company and Employee effective June 30, 2001 (the “Termination Date”).  Notwithstanding the fact that termination of Employee’s employment is by mutual agreement, Employee shall be entitled to the benefits set forth in Section 10(c) hereof as modified hereby.

Section 3.               Effect of Termination.  Section 10(c) of the Original Agreement is hereby amended to read as follows:

“(c) Termination Without Cause or With Good Reason. Upon the termination of the Employee’s employment hereunder pursuant to a Termination Without Cause or With Good Reason, neither the Employee nor his beneficiary or estate shall have any further rights or claims against the Company under this Agreement except the right:

                                (i) to receive the payments and benefits, if any, equal to those provided for in Section 10(a) hereof;

                                (ii) to receive Monthly Severance, for a period commencing on the Termination Date and ending on August 31, 2002; provided, however, that the Employee will not be entitled to any such payments in the event that the Employee becomes employed by another entity during the period that such payments would otherwise be due;

                                (iii) to become fully vested in all of the Options and any other stock options and equity awards granted to the Employee during the Employment Period, which Options and other options shall vest according to their original schedule as if the Employee’s employment hereunder had continued until all such Options and other options had fully vested, and all such Options and other options shall be exercisable by the Employee for their full remaining term; and

                                (iv) to receive all benefits pursuant to Section 5(c) above for a period commencing on the Termination Date and ending on August 31, 2002; provided, however, that the Employee will not be entitled to any such benefits in the event that the Employee becomes employed by another entity during the period that such benefits would otherwise be due.”

Section 4.               Ratification.

                Except as expressly modified hereby, the Original Agreement is hereby ratified and approved in its entirety.

Section 5.               Effective Date.

                The effective date of this Agreement shall be the later of the date first written above or the date of approval of the Compensation Committee in accordance with Section 3 hereof.

                IN WITNESS WHEREOF, the parties hereto have executed this First Amendment as of the date first above written.

OPUS360 CORPORATION

By:	/s/ Ari Horowitz
Name: Ari Horowitz
Title: Chairman and CEO

/s/ Richard S. Miller
RICHARD S. MILLER